SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /x/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/x/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               BIOWHITTAKER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                               BIOWHITTAKER, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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4) Proposed maximum aggregate value of transaction:

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/_/ Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

-----------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

       BioWhittaker, Inc. o 8830 Biggs Ford Road o Walkersville, MD 21793


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MARCH 14, 1997

     The Annual Meeting of Stockholders of BioWhittaker, Inc. will be held at Corporate Headquarters, 8830 Biggs Ford Road, Walkersville, Maryland, on Friday, March 14, 1997 at 9:30 A.M., for the following purposes:

     1) To elect Rudiger Erckel and Noel L. Buterbaugh as directors to serve for a term of three years;

     2) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 31, 1997; and

     3) To consider and act upon such other business as may come properly before the meeting.

     The Board of Directors has fixed the close of business on January 20, 1997 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, said meeting.

     All stockholders are cordially invited to attend the meeting in person. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

                                          By Order of the Board of Directors



                                                   F. DUDLEY STAPLES, JR.
                                                           Secretary

Walkersville, Maryland
February 12, 1997

       BioWhittaker, Inc. o 8830 Biggs Ford Road o Walkersville, MD 21793


                                 PROXY STATEMENT

                 Annual Meeting of Stockholders, March 14, 1997

                             SOLICITATION OF PROXIES


     The accompanying proxy is solicited on behalf of the Board of Directors of BioWhittaker, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on March 14, 1997 and at any and all adjournments or postponements thereof. It is anticipated that such proxy, together with this Proxy Statement, will be first transmitted to the Company's stockholders on or about February 12, 1997. All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted. Any proxy given may be revoked at any time prior to its exercise by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     In addition to use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, who will not receive any additional compensation for such solicitation. The Company has also engaged The First National Bank of Boston to assist in the solicitation of proxies. This firm will be paid a fee of $3,000 and will be reimbursed for expenses incurred in connection with such engagement. The cost of solicitation of proxies will be borne by the Company.


                  EQUITY SECURITIES AND CERTAIN HOLDERS THEREOF

     Stockholders of record at the close of business on January 20, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting of Stockholders to be held on March 14, 1997. As of the Record Date, there were 10,759,199 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters expected to be presented at the Annual Meeting of Stockholders.

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock for (i) each of the Company's directors and nominees, each of the Company's executive officers named in the Summary Compensation Table below (see "Executive Compensation and Other Information"), and all directors, nominees and executive officers of the Company as a group, and (ii) each person known by the Company to own more than 5% of the Company's Common Stock as of the Record Date, except where another date is indicated below.

     "Beneficial ownership" is determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 and includes (as indicated in the footnotes to the table below) as to each officer of the Company (i) the number of shares allocated to such person's account as of the Record Date in the BioWhittaker Savings and Stock Investment Plan (the "BSSIP") and (ii) any options to purchase shares of Company Common Stock which are exercisable within 60 days of the Record Date.

                                                  Amounts and       Percent of
                                                     Nature        Outstanding
     Name and Address                             of Ownership        Shares
     ----------------                             ------------        ------

Directors, Nominees and Officers

       Joseph F. Alibrandi                          706,052(1)          6.6%
       c/o Whittaker Corporation
       1955 N. Surveyor Avenue
       Simi Valley, CA 93063
       Noel L. Buterbaugh                           364,963(2)          3.3%
       Rudiger Erckel                             2,097,043(3)         19.5%
       c/o Boehringer Ingelheim KG
       D 55216 Ingelheim/Rhein
       Federal Republic of Germany
       John L. Sever                                  8,500(4)           *
       Stanley M. Lemon                               8,000(4)           *
       Thomas R. Winkler                            214,243(5)          2.0%
       Philip L. Rohrer, Jr.                        150,553(6)          1.4%
       F. Dudley Staples, Jr.                           108(7)           *

       All Directors, Nominees and Executive
        Officers as a group(9 persons)            3,577,043(8)         31.1%

Other 5% Stockholders

       Anasco GmbH                                2,097,043(9)         19.5%
       D 6507 Ingelheim am Rhein
       Federal Republic of Germany
       Pioneering Management Corporation          1,072,000(9)         10.0%
       60 State Street
       Boston, MA 02109
       Marcus Schloss & Co., Inc.                   855,700(9)          8.0%
       One Whitehall Street
       New York, NY 10004
----------
*    Less than one percent of the outstanding shares of Common Stock.
(1)  Includes options to purchase 5,000 shares of Common Stock.
(2) Includes 24,221 shares in the BSSIP and options to purchase 335,722 shares of Common Stock.
(3) All such shares are owned by Anasco, a member of the Boehringer Ingelheim Group. See "Relationship Between Company and the Boehringer Ingelheim Group". Because Dr.Erckel is the current designee of Anasco on the Company Board of Directors, he may be deemed to own such shares benefic-ially. Dr. Erckel, however, disclaims beneficial ownership of such shares. See note 10.
(4)  Includes options to purchase 8,000 shares of Common Stock.
(5) Includes 8,953 shares in the BSSIP and options to purchase 204,790 shares of Common Stock.
(6) Includes 9,069 shares in the BSSIP and options to purchase 139,584 shares of Common Stock.
(7)  Includes 108 shares in the BSSIP.
(8) Includes 45,457 shares allocated to the accounts of the officers in the BSSIP and options to purchase 726,096 shares of Common Stock.
(9) The holder has advised the Company that it holds sole voting power and in-vestment power as to theseshares.

     The Company has no reason to believe that the officers and directors of the Company did not have sole voting power and sole investment power with respect to the foregoing securities, except (i) with respect to 45,457 shares of Common Stock beneficially owned under the BSSIP pursuant to which the trustee under the plan has the power to vote shares, subject to each participant's direction on voting, and (ii) as to which beneficial ownership, voting power or investment power is disclaimed or shared, as described in footnote (3) above.


                              ELECTION OF DIRECTORS

     The Company's Board of Directors is a classified board presently consisting of six directors. Directors are divided into three classes, each consisting of one-third of the total number of directors. Class I, Class II, and Class III directors hold office for "staggered" terms of three years which expire, respectively, in 1998, 1999, and 1997, in each case at the annual meeting of stockholders to be held in each such year or when their respective successors are duly elected and qualified.

     Shares represented by the enclosed proxy are intended to be voted, unless authority is withheld, for the election of Rudiger Erckel and Noel L. Buterbaugh, who currently serve as Class III directors, at the Annual Meeting of Stockholders to be held on March 14, 1997. Messrs. Erckel and Buterbaugh have informed the Company that they will be available to serve as directors. Dr. Erckel is the nominee of Anasco GmbH to serve as their designee on the Board. See "Relationship Between the Company and the Boehringer Ingelheim Group -- Purchase of Company Common Stock, Board Representation and Voting Arrangements". The other members of the Board of Directors who are not currently standing for election continue to be available to serve.


                         Director Class of
          Name       Age  Since   Director   Recent Business Experience
          ----       ---  -----   --------   --------------------------
Joseph F. Alibrandi   68   1991     II     Mr. Alibrandi has served as Chairman
                                           of the Board of Directors of the
                                           Company since October 1991 and served
                                           as Chief Executive Officer of the
                                           Company from September 1991 until
                                           September 1992. He has served as
                                           Chairman of the Board of Directors of
                                           Whittaker since 1985, as its Chief
                                           Executive Officer from 1974 until
                                           1995 and again from October 1996 to
                                           the present. He served for the second
                                           time as President of Whittaker from
                                           October 1991 until August 1993.

Noel L. Buterbaugh    64   1991    III     Mr. Buterbaugh, who has been with the
                                           Company since 1952, has served as
                                           Chief Executive Officer since Sept-
                                           ember 1992 and as President since
                                           1979. From October 1991 until
                                           September 1992 he was the Chief
                                           Operating Officer of the Company.

Rudiger Erckel        49   1995    III     Dr. Erckel has served as Managing
                                           Director for the Chemicals Division
                                           of Boehringer Ingelheim KG, since
                                           1994. Prior to joining Boehringer
                                           Ingelheim, Dr. Erckel held a variety
                                           of senior executive positions with
                                           Hoechst AG.

                      Director Class of
     Name          Age  Since  Director   Recent Business Experience
     ----          ---  -----  --------   --------------------------
Stanley M. Lemon    49    1993   II     Dr. Lemon is Professor of Medicine and
                                        Microbiology and Immunology (since 1989) and Associate Chairman for Research in the Department of Medicine(since 1990) at the University of North Carolina at Chapel Hill.

John L. Sever       64    1991    I     Dr. Sever is a medical doctor who has
                                        been a Professor of Pediatrics, Obste-
                                        trics and Gynecology, Microbiology and
                                        Immunology at George Washington
                                        University Children's National Medical
                                        Center since 1988.

Thomas R. Winkler   54    1993    I     Mr. Winkler joined the Company in 1981
                                        and served as Vice President and General
                                        Manager responsible for cell culture and endotoxin detection products from 1984 until his appointment as Executive Vice
                                        President and Chief Operating Officer in
                                        September 1993.

     Information as to the directors' beneficial ownership of Common Stock is set forth above, under "Equity Securities and Certain Holders Thereof."

     The directors serve on the boards of directors of other publicly held companies as follows: Mr. Alibrandi - Catellus Development Corporation, Jacobs Engineering Group, Inc., Santa Fe Pacific Corporation, BankAmerica Corporation, and Whittaker; Mr. Buterbaugh - First Bank of Frederick; and Mr. Winkler - Farmers and Mechanics National Bank.

     During fiscal year 1996, directors received annual fees of $20,000 for serving on the Board of Directors and annual fees of $2,000 per Committee for serving on various Committees. Directors received an additional fee of $750 per day for participation in meetings of the Board and its Committees, except for telephonic meetings for which they received a fee of $500 per meeting for meetings lasting longer than 30 minutes. Directors who are employees of the Company receive no additional compensation for their services as Directors. Directors are reimbursed for travel and other expenses related to their attendance at Board and Committee meetings. Non-employee directors who are not the designee of any stockholder of the Company also receive automatic annual grants of stock options in accordance with the terms of the BioWhittaker, Inc. 1994 Stock Option Plan for Non-Employee Directors. For fiscal year 1996, grants to purchase 1,000 shares of the Company's common stock were awarded to each eligible, non-employee director on January 2, 1996. The Board held eleven meetings in fiscal 1996 (including regularly scheduled and special meetings). For calendar year 1997, consistent with the trend toward making director compensation more related to company performance, the annual fee paid to non-employee directors has been reduced to $10,000 and the grants of stock options to non-employee directors has been increased to options for 5,000 shares of the Company's common stock.

    The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Audit Committee held three meetings in fiscal 1996. The members of the Audit Committee are Drs. Sever and Lemon.

     The Compensation Committee has been delegated the functions of the Board with respect to the compensation of executive officers and the administration of the Company's 1991 Long-Term Stock Incentive Plan, pursuant to which stock-based awards, including stock options and restricted stock, may be made. The Compensation Committee held two meetings in fiscal 1996. The members of the Compensation Committee are Drs. Sever, Lemon and Erckel.

     The Nominating Committee recommends nominees for election as directors at annual meetings of stockholders and to fill vacancies that may occur between annual meetings. The Committee considers as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee met once in fiscal 1996. The members of the Nominating Committee are Drs. Sever, Lemon and Erckel.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report

     The Compensation Committee is composed entirely of non-employee Directors. The Committee is responsible, among other things, for setting the compensation of the executive officers, including any stock- based awards to them under the Company's 1991 Long-Term Stock Incentive Plan (the "Company's Stock Plan").

     In fiscal 1995, the Compensation Committee asked a nationally recognized independent consulting firm to review the compensation of its executives and to assist the Committee in more formally articulating and refining its compensation guidelines. Following discussions with these consultants, the Committee adopted the following principal compensation objectives: to enable the Company to attract highly qualified executives and management talent from within the diversified biotechnology and life sciences industries, to retain top performers and ensure future management continuity, to reward achievement of the Company's strategic goals and financial targets, and to provide compensation that is consistent with marketplace competitiveness, performance and stockholder returns.

     Compensation of executives generally comprises the following four elements, weighted to provide the most significant rewards if the Company achieves or exceeds its strategic and financial goals: salary, an annual performance-based cash incentive, long-term incentives and certain other benefits, including retirement programs. Base salaries are measured by reference to the median (50th percentile) of salaries paid to similarly situated executives in the diversified biotechnology and life sciences industries. Annual bonuses are designed to reward achievement of certain financial and strategic Company objectives at a level measured by reference to the 75th percentile of such payments for companies within the industry. The Compensation Committee retains the discretion to modify compensation awards for its top executive officers to conform to the best interests of the stockholders and reflect actual individual contribution and Company performance. The Common Stock Performance Graph below provides stock performance information for groups of companies that include some, but not all, of the companies considered in compensation surveys considered by the Compensation Committee.

     In fiscal 1995, the Company also implemented a supplemental executive retirement plan for certain executives, including Mr. Buterbaugh, designed to provide them with amounts to which they would otherwise have been entitled under the existing pension plan, but for certain IRS limitations imposed as a result of their income levels, and to replace certain benefits lost as a result of the spin-off of the Company from Whittaker Corporation in 1991.

     An important component of the compensation of executive officers is the long-term incentive provided by stock options. Options are granted at the closing stock price on the date of grant and cannot be exercised until the earlier to occur of (i) the attainment of designated targets of pre-tax net income ("PTNI") for the Company, (ii) the expiration of five years following the date of the grant, or (iii) a change in control of the Company. Options for 25,000 shares were awarded to Mr. Staples in fiscal 1996 in connection with his joining the company.

     Recently proposed regulations limit the allowable tax deduction for certain covered compensation paid to the Company's officers to $1 million per year per executive. The regulations presently exclude from covered compensation awards made under the Company's Stock Plan. Given the current levels of compensation paid to its officers, the Company does not believe that the regulations presently would limit the deductibility of compensation paid to its officers.


     For fiscal 1996, the Committee set salaries in December 1995. Mr. Buterbaugh's 1996 salary (reflected in the Summary Compensation Table below) was increased by approximately $13,900 over his salary in fiscal 1995 as a result of the Committee's comparison of his salary to that of other comparably situated executives in the biotechnology and life sciences industries and his efforts in fiscal 1995 and 1996, including the sale of the clinical diagnostic test kit product line and the acquisition of Clonetics. The salaries of the other executive officers (other than Mr. Alibrandi) were individually evaluated by the Committee, with the advice of Messrs. Alibrandi and Buterbaugh, in light of each individual's responsibility for fiscal 1996, his performance during fiscal 1995 and an assessment of salaries of executives similarly situated in the diversified biotechnology and life sciences industries. The Committee referred to the report of its independent compensation consultants in reaching its conclusions. Mr. Alibrandi's salary (which has not been increased since 1991) was set pursuant to the terms of his employment contract with the Company. See "--Employment Contract."

     In December 1996, the Committee approved payments to executive officers of cash bonuses accrued for fiscal year 1996 under the BioWhittaker Bonus Plan (the "Bonus Plan"). Awards to officers under the Bonus Plan are based primarily on the achievement of certain pre-established levels of PTNI. Those levels are established annually by the Committee, based on the recommendation of the Chief Executive Officer and the Committee's independent review of the Company's budget and plans for the coming year and for the next five years. The bonus payable to each officer in the event that 100% of the target is achieved is determined in advance. An officer will earn no bonus until 85% of the targeted PTNI is achieved, will earn a prorated bonus if 85% to 100% of the target is achieved, and can earn in excess of his predetermined amount if the target is exceeded. Mr. Buterbaugh's bonus for 1996 reflected the level of achievement of the Company's targeted PTNI for fiscal 1996 and the sale to Carter-Wallace of the clinical diagnostic test kit product line. The bonuses paid under the Bonus Plan to each officer are reflected in the Summary Compensation Table set forth below.

                                                           Rudiger Erckel
                                                           John L. Sever
                                                           Stanley M. Lemon

Compensation Committee Interlocks and Insider Participation

     Rudiger Erckel, who serves as a member of the Compensation Committee, is an employee of Boehringer Ingelheim KG, a member of the Boehringer Ingelheim Group. Anasco GmbH (which is a member of the Boehringer Ingelheim Group) was the owner, as of the Record Date, of 2,097,043 shares of the Company's Common Stock (see "Equity Securities and Certain Holders Thereof"). In addition, the Company has an agreement with the Boehringer Ingelheim Group to distribute certain Company products throughout Europe, the former Soviet Union, and parts of North Africa and the Middle East. The Company also has a right, by agreement and under certain conditions, to reacquire a 50% interest in its former manufacturing and distribution joint venture with the Boehringer Ingelheim Group. See "Relationship Between the Company and the Boehringer Ingelheim Group".

Cash Compensation

     Cash compensation which was earned for services in all capacities for the 1994, 1995 and 1996 fiscal years, and which the Company and its subsidiaries paid to or accrued for each of the persons who served as executive officers of the Company during the last fiscal year is set forth in the following table.

                           SUMMARY COMPENSATION TABLE
                                                          Long Term
                                                         Compensation
                                                            Awards
                                                            ------
                               Annual Compensation (1)    Number of   All Other
                               -----------------------    Securities  Compensa-
          `                Fiscal                         Underlying    tion
Name & Principal Position  Year  Salary($)(2) Bonus($)(3) Options(#)    ($) (4)
-------------------------  ----  -----------  ----------  ----------   ---------
Noel L. Buterbaugh         1996    $261,054    $172,147       --       $ 71,969
 President and Chief       1995     247,113     163,914       --         11,165
 Executive Officer         1994     215,398      89,348    100,000       26,706
Thomas R. Winkler          1996     182,737     118,351       --         52,172
 Vice President and Chief  1995     171,532     117,082       --         10,071
 Operating Officer         1994     142,709      63,820    100,000       20,783
Philip L. Rohrer, Jr.      1996     126,348      76,390       --         17,419
 Vice President and        1995     119,726      65,566       --          9,917
 Chief Financial Officer   1994     108,857      35,739     50,000        7,950
Joseph F. Alibrandi        1996     124,987        --         --           --
 Chairman of the           1995     131,243        --         --           --
 Board of Directors        1994     157,518      54,247       --           --
F. Dudley Staples, Jr.     1996      99,237      26,898     25,000          796
 General Counsel           1995       9,616        --         --           --
 and Secretary(5)          1994        --          --         --           --
----------
(1) Does not include perquisites and other personal benefits, securities or property where the aggregate amount of such compensation to an executive officer is the lesser of either $50,000 or 10% of annual salary and bonus.
(2) Includes salary deferrals under the BioWhittaker Savings and Stock Invest-ment Plan ("BSSIP"), in 1994, 1995 and 1996.

(3) Comprises bonuses under the Company's Bonus Plan, in 1994, 1995 and 1996, which were accrued during the fiscal year indicated but were paid or will be paid during the following fiscal year.
(4) Includes matching contributions made by the Company in 1994, 1995 and 1996 under the BSSIP and in 1996 under the BioWhittaker Deferred Compensation Plan ("BDCP") included in the Supplemental Executive Retirement Plan. Under the BSSIP, the Company makes matching contributions to participating employees' accounts on the basis of three-quarters of the first 2% of the compensation contributed by the employee, five-eighths of the second 2% of the compensation contributed by the employee and one-half of the third 2% of compensation contributed by the employee. Employees' salary deferral contributions above 6% of compensation are not matched by the Company. Under the BDCP, deferrals made by eligible executive officers of up to 15% of total eligible compensation are matched by the Company. Also includes allocations to the BioWhittaker, Inc. Retirement Plan, a defined contribution plan. The fiscal 1996 matching contributions paid by the Company under the BSSIP, and BDCP and the 1996 allocations to the retirement plan are as follows:

                                                                    Retirement
                                      BSSIP          BDCP              Plan
                                  Contribution   Contribution       Allocation
                                  ------------   ------------       ----------
        Mr. Buterbaugh ........     $ 5,625         $57,904         $ 8,440
        Mr. Winkler ...........       5,625          40,884           5,663
        Mr. Rohrer ............       5,141           7,830           4,448
        Mr. Alibrandi .........         --              --              --
        Mr. Staples ...........         274            --               522

(5)  Mr. Staples joined the Company in September 1995.

Employment Contract

     Mr. Alibrandi had an Employment Agreement with the Company, dated as of October 31, 1991 (the "Employment Agreement") pursuant to which he was paid $125,000 per year for services rendered to the Company. Due to other commitments, Mr. Alibrandi requested that the agreement be terminated effective December 31, 1996. Mr. Alibrandi will thereafter be compensated as a non-employee director.

Supplemental Executive Retirement Plan

     Three of the executive officers in the Summary Compensation Table, Messrs. Buterbaugh, Winkler and Rohrer, participate in a nonqualified supplemental retirement plan which provides an annual retirement benefit payable for the life of the participant, equal to up to 55% of the participant's average covered compensation for the highest five out of the last seven years preceding retirement. The plan also includes a separate deferred compensation plan (See "Executive Compensation and Other Information --Summary Compensation Table (footnote 4)."

     The following table sets forth approximate annual retirement benefits for retirement at age 65 which would be payable under the Company's supplemental retirement plan, without reflecting reductions for the offset of pension and Social Security benefits and without reflecting compensation under the separate deferred compensation plan.

                                             Years of Service
  Average Annual Covered   ----------------------------------------------------
     Compensation            15          20           25         30         35
     ------------            --          --           --         --         --
     $125,000            $51,563      $68,750     $68,750     $68,750    $68,750
      150,000             61,875       82,500      82,500      82,500     82,500
      175,000             72,188       96,250      96,250      96,250     96,250
      200,000             82,500      110,000     110,000     110,000    110,000
      225,000             92,813      123,750     123,750     123,750    123,750
      250,000            103,125      137,500     137,500     137,500    137,500
      300,000            123,750      165,000     165,000     165,000    165,000
      400,000            165,000      220,000     220,000     220,000    220,000
      450,000            185,625      247,500     247,500     247,500    247,500
      500,000            206,250      275,000     275,000     275,000    275,000

     Credited years of service and current compensation covered by the plan for the participants are as follows: Mr. Buterbaugh, 45 years and $339,000; Mr. Winkler, 16 years and $239,000; Mr. Rohrer, 19 years and $157,000. The covered compensation consists of salary and bonus. The benefits shown above are subject to deduction for Social Security benefits and amounts received from certain pension plans.

Option Grants

     The following table shows, as to each person named in the Summary Compensation Table, the options to purchase Common Stock granted by the Company under the Company's Stock Plan in fiscal 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                        Number of     Percentage of
                        Securities    Total Options                      Grant
                        Underlying     Granted to   Exercise  Expira-    Date
                     Options Granted  Employees in  Price Per  tion     Present
     Name                (Shares)      Fiscal 1996   Shares    Date     Value(1)
--------------          ---------       -----------  --------  -----    --------
Noel L. Buterbaugh....       --            --          --       --         --
Thomas R. Winkler.....       --            --          --       --         --
Philip L. Rohrer, Jr..       --            --          --       --         --
Joseph F.  Alibrandi..       --            --          --       --         --
F. Dudley Staples, Jr.    25,000         92.6%       $6.75   12/11/05    $98,000
----------
(1) Based upon the Black-Scholes option valuation model. Per option value is determined using the Black- Scholes option pricing model to be $3.92, with a Black-Scholes ratio value of 0.5881, using the following assumptions: stock volatility of 0.3527; annualized risk-free rate of 5.71%, 10-year option term; and 0.00% dividend yield for the stock. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised and there is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

(2) This option is non-qualified, non-transferable other than by will or the law of descent and distribution, becomes fully exercisable upon the earlier to occur of (i) the attainment of designated targets of PTNI for the Company, (ii) the expiration of five years following the date of grant or
     (iii) a change in control of the Company and is exercisable for a term of 10 years unless terminated sooner in the event of death, disability, retirement, or other termination of employment.

Fiscal 1996 Stock Option Exercises and Year-End Option Values

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning exercises of stock options in the last fiscal year and 1996 fiscal year-end option values.



          FISCAL 1996 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                Value of Unex-
                    Shares              Number of Securities    ercised In-the
                 Acquired on   Value    Underlying Unexercised  Money Options
                   Exercise   Realized   Options at Fiscal        at Fiscal
   Name            (Shares)     ($)         Year End(#)         Year End ($)(1)
  -----           ----------   -----    ------------------    ------------------
                                         Exer-    Unexer-     Exer-     Unexer-
                                        cisable   cisable    cisable    cisable
                                        -------   -------    --------   -------
Noel Buterbaugh ......   --       --    335,722    58,333    $285,397   $45,833
Thomas Winkler .......   --       --    204,790    52,083     151,378    45,833
Philip Rohrer, Jr ....   --       --    139,584    35,416      45,834    22,916
F.Dudley Staples, Jr..   --       --      --       25,000        --        --
Joseph Alibrandi .....   --       --      --         --          --        --

(1)   Based upon an assumed fair market value of $7.375 per share.

Performance Graph

     In accordance with current Securities Exchange Act of 1934 regulations, the following performance graph compares the performance of the Company's Common Stock to the New York Stock Exchange Market Value Index and to the Media General Industry Group Stock Index 231 for Medical Instrumentation and Supplies Com-
panies (a published index which includes the Company and approximately 200 manufacturers of medical supplies and instruments). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at October 31, 1991 and that all dividends were reinvested. The measurement period is limited to that period during which the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934 (i.e., since the Distribution).





         Comparison of Five - Year Cumulative Return Shown on Above Graph


                                               Fiscal Year Ending
                            ---------------------------------------------------
                             1991      1992     1993     1994     1995     1996
                             ----      ----     ----     ----     ----     ----
BioWhittaker............   $100.00   $ 83.65  $ 46.15  $ 54.81  $ 57.69  $ 54.81
Media General Index.....   $100.00   $101.84  $ 86.88  $ 97.51  $145.69  $161.92
NYSE Market Value Index.   $100.00   $106.81  $126.71  $131.42  $154.28  $188.39

              SECTION 16A BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     One report on Form 4 reflecting the acquisition by Mr. Staples of an option to purchase Company Stock was inadvertently filed late.

                      RELATIONSHIP BETWEEN THE COMPANY AND
                         THE BOEHRINGER INGELHEIM GROUP

     In October, 1991, the Company sold to Anasco GmbH ("Anasco"), an affiliate of Boehringer Ingelheim International GmbH ("Boehringer Ingelheim"), newly issued Common Stock of the Company then representing 19.9% of the outstanding Common Stock of the Company after such sale. Boehringer Ingelheim is one of a group of several closely held corporations which, along with their affiliates and subsidiaries, are sometimes collectively referred to herein as the "Boehringer Ingelheim Group." A subsidiary of the Company entered into a joint venture and partnership agreement (the "Joint Venture Agreement") with another member of the Boehringer Ingelheim Group, to manufacture cell culture products in Belgium for distribution throughout Europe, the former Soviet Union, and parts of North Africa and the Middle East (the "Territory"). In April 1995, the Company terminated its interest in the joint venture, with the right to repurchase its interest under certain conditions. In the meantime, the joint venture (the "BI Joint Venture Affiliate"), now wholly-owned by the Boehringer Ingelheim Group, will continue its operation in the Territory. The Boehringer Ingelheim Group is in the process of merging certain subsidiaries into the BI Joint Venture Affiliate, including the subsidiaries described in "Relationship Between the Company and the Boehringer Ingelheim Group -- Other Relationships --Distribution Arrangements". The Company has entered into an exclusive distribution arrangement with the BI Joint Venture Affiliate for the distribution and sale of the Company's products in the Territory. The Company has agreed otherwise not to compete with the joint venture's business in the Territory during such time as the Company has the right to repurchase its interest in the BI Joint Venture Affiliate or for two years after the termination of the Company's right to repurchase its interest in the BI Joint Venture Affiliate in the event that the Company experiences a change of control or in certain other circumstances.

Joint Venture; Distribution in Europe

     On October 31, 1991, BioWhittaker International, Inc. ("BWI"), a subsidiary of the Company, entered into the Joint Venture Agreement with Boehringer Ingelheim Bioproducts, Inc. ("BIBI"), a member of the Boehringer Ingelheim Group, pursuant to which the BI Joint Venture Affiliate was created to manufacture cell culture products in a facility since constructed in Belgium, and to distribute such products throughout the Territory. The Company and the Boehringer Ingelheim Group each had a 50% interest in the BI Joint Venture Affiliate, which also distributed certain products manufactured by the Company. On April 30, 1995, the Company entered into an agreement (the "JV Sale Agreement") with Boehringer Ingelheim International GmbH ("Boehringer") pursuant to which the Company sold to Boehringer 100% of the stock of BWI, which held the Company's 50% interest in the BI Joint Venture Affiliate, and 100% of the stock of BioWhittaker France S.A.R.L. In connection with these transactions, the Company entered into a five-year agreement with the BI Joint Venture Affiliate to provide technical assistance and support for certain products and pursuant to which the BI Joint Venture Affiliate will pay the Company $362,000 annually. Under the terms of the JV Sale Agreement, the Company has the right to reacquire on certain specified terms and conditions a 50% interest in the BI Joint Venture Affiliate until the earlier of April 28, 2000, such time as the BI Joint Venture Affiliate has demonstrated operating profit for three consecutive fiscal quarters, or, in certain instances, such time as the Company experiences a change of control.

     The BI Joint Venture Affiliate and certain other distribution affiliates of the Boehringer Ingelheim Group (see "Other Relationships --Distribution Arrangements" below) distribute in the Territory cell culture products that are manufactured in the Belgian facility using Company technology, as well as LAL and cell culture products manufactured by the Company and sold to these parties as distributors for the Company. In connection with the JV Sale Agreement, the Company entered into an exclusive distribution arrangement with the BI Joint
Venture Affiliate and these other affiliates for Company products sold within the Territory. The distribution arrangement is for a term ending two years after the Company's option to purchase its interest in the BI Joint Venture Affiliate ends. The BI Joint Venture Affiliate and the other affiliates agreed to purchase certain minimum annual quantities of products from the Company. In fiscal 1996, the Company sold products to the BI Joint Venture Affiliate in the aggregate amount of $814,000.

Purchase of Company Common Stock

     On October 31, 1991, the Company pursuant to a stock purchase agreement dated as of September 24, 1991 (the "Stock Purchase Agreement") sold to Anasco, a member of the Boehringer Ingelheim Group, a number of authorized but unissued shares of Company Common Stock (the "Shares") that represented 19.9% of the shares of Company Common Stock outstanding after such issuance. The following is a summary of certain provisions contained in the Stock Purchase Agreement.

     Unless otherwise specified, the various covenants of the Company and Anasco in the Stock Purchase Agreement described in the subsections "Limitations on Purchase of Additional Shares," "Right to Maintain Percentage Voting Interest," "Limitation on Transfers of Shares; Right of First Refusal," "Board Representation and Voting Arrangements," "Restrictions on Certain Other Actions," and "Registration Rights," below will terminate upon the later of October 31, 1998 or the termination of the partnership under the Joint Venture Agreement unless earlier terminated pursuant to a decrease in Anasco's voting interest in the Company to less than 5% of total voting power.

     Limitations on Purchase of Additional Shares. The Stock Purchase Agreement provides that Anasco and its affiliates may purchase additional voting securities; provided that if Anasco and its Affiliates intend to purchase 5% or more of the Company's outstanding voting securities, Anasco will provide 15 days' prior written notice to the Company.

     Right to Maintain Percentage Voting Interest. If at any time after October 31, 1991 voting securities are issued pursuant to the exercise of options that were granted in connection with the Distribution in substitution for options to purchase Whittaker Common Stock ("Substitute Options"), the Company will pay Anasco an amount, in cash or voting securities (at the Company's election), or a combination thereof, equal to 19.9% of the difference between the aggregate market price (determined as provided in the Stock Purchase Agreement) of the net voting securities issued by the Company pursuant to the exercise of the Substitute Options and 19.9% of the aggregate exercise price of the Substitute Options (or, in the case of an exercise by delivery of voting securities, the aggregate par value thereof).

     Limitation on Transfers of Shares; Right of First Refusal. The Stock Purchase Agreement provides that Anasco and its affiliates may sell, pledge, encumber, or otherwise transfer any of the Company's voting securities in accordance with applicable law; provided that Anasco and its affiliates may not sell, pledge, encumber or otherwise transfer such securities to an affiliate unless the affiliate agrees to be bound by the terms of the Stock Purchase Agreement.

     Under the terms of the Stock Purchase Agreement, Anasco and its affiliates may not sell 5% or more of the Company's outstanding voting securities in any transaction or series of related transactions without first giving the Company an opportunity to purchase such securities at a price equal to the price offered by the prospective purchaser.

     Board Representation and Voting Arrangements. The Stock Purchase Agreement provides that for so long as Anasco and its affiliates hold voting securities of the Company representing 10% or more of total voting power, Anasco shall be entitled to designate a number of nominees for election to the Board of Directors, and to fill vacancies in the Board, in proportion to the voting interest of Anasco and its affiliates in the Company but shall not in any event designate nominees in excess of such proportional number (unless such number is one). The Company has agreed to include at least one director designated by Anasco on both the nominating committee and the compensation committee.

     Anasco has agreed in the Stock Purchase Agreement that it will vote, or cause to be voted, all voting securities owned by it and its affiliates for nominees to the Board who have been recommended by the Board of Directors, and that its shares will be represented at any stockholder meeting so that they may be counted for purposes of determining a quorum.

     Restrictions on Certain Other Actions. Pursuant to the Stock Purchase Agreement, Anasco agreed that neither it nor its affiliates will (i) "solicit," or become a "participant" in any "solicitation" of, "proxies" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) from any holder of the Company's voting securities in connection with any vote on any matter, or agree or announce its intention to vote with any person undertaking a "solicitation"; (ii) form, join, or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities; or (iii) grant any proxies with respect to any voting securities to any person (other than members of management of the Company or representatives of Anasco) or deposit any voting securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof.

     Registration Rights. Pursuant to the terms of the Stock Purchase Agreement, the Company also granted Anasco registration rights pursuant to which the Company has agreed that, upon the request of Anasco at any time on or after the third anniversary of the Distribution, the Company will register, on not more than two occasions, the sale of the Shares then owned by Anasco under the Securities Act of 1933, as amended, and applicable state securities laws (a "Demand Registration"). The Company's obligation is subject to certain limitations relating to the timing and size of the registration and other similar matters. The Company is also obligated to offer Anasco the right to include shares of Company Common Stock owned by it in certain registration statements filed by the Company (a "Piggyback Registration"). The Company will indemnify Anasco and its officers, directors, and controlling persons for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Anasco. The
Company is obligated to pay all expenses incidental to the first Demand Registration, while Anasco is obligated to pay all expenses incidental to the second Demand Registration. Anasco is required to pay only the additional incremental portion of expenses incurred in connection with a Piggyback Registration.

     Indemnification. The Stock Purchase Agreement provides that the Company will indemnify Anasco for any damage, loss, liability, or expense of certain minimum threshold amounts arising out of or based upon the inaccuracy of certain representations or warranties or breaches of certain covenants contained in the Stock Purchase Agreement. The indemnification obligations relating to tax matters survive indefinitely. The maximum liability of the Company under the indemnification provisions of the Stock Purchase Agreement is $23,000,000 and, if the amount of damages exceeds $8,250,000, the Company has the option to repurchase the Shares at Anasco's purchase price plus interest.

     Anasco agreed to indemnify the Company in an amount not to exceed $23,000,000 for any damage, loss, liability, or expense in excess of certain threshold amounts arising out of or based upon the inaccuracy of any Anasco representation or warranty or breach of any Anasco covenant contained in the Stock Purchase Agreement.

      Parent Guaranties. In connection with the Stock Purchase Agreement, Whittaker, former parent of the Company and Boehringer Ingelheim, an affiliate of Anasco, have entered into guaranties of certain obligations of their respective affiliates. Whittaker has agreed to guarantee the performance of the Company's indemnification obligations under the Stock Purchase Agreement (i) within three months after a final determination of the Company's liability with respect thereto and after written demand upon the Company for such performance, or (ii) immediately upon demand on Whittaker in the case of bankruptcy events relating to the Company. Boehringer Ingelheim has guaranteed the performance by Anasco of, among other things, Anasco's indemnification obligations under the Stock Purchase Agreement and under the Buyer Tax Agreement (as defined below) within three months after a final determination of Anasco's liability with respect thereto and after written demand upon Anasco for such performance.

Other Relationships--Distribution Arrangements

     Ingelheim Diagnostic Y Tecnologia, S.A., a member of the Boehringer Ingelheim Group, is the exclusive distributor of certain of the Company's products in Spain and Portugal. Sales by the Company to Ingelheim Diagnostic Y Tecnologia, S.A. pursuant to such distribution arrangements aggregated approximately $529,000 in fiscal 1996.

     Bender Co. GmbH ("Bender"), a member of the Boehringer Ingelheim Group, is the Company's exclusive distributor of certain of the Company's products in Austria, and a non-exclusive distributor in certain East European countries and the former Soviet Union. Sales by the Company to Bender pursuant to such distribution arrangements aggregated approximately $38,000 in fiscal 1996.

     SERVA  Feinbiochemica  GmbH  & Co.  KG  ("SERVA"),  also  a  member  of the
Boehringer Ingelheim Group, is the exclusive distributor of certain of the Company's products in Germany and a non-exclusive distributor of certain of the Company's products in certain East European countries and the former Soviet Union. Sales by the Company to SERVA pursuant to such distribution arrangements aggregated approximately $753,000 in fiscal 1996.

     BioWhittaker France S.A.R.L., also a member of the Boehringer Ingelheim Group, is the exclusive distributor of certain of the Company's products in
France. Sales by the Company to BioWhittaker France pursuant to such distribution arrangements aggregated approximately $840,000 in fiscal 1996.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     In recognition of the important role of the independent auditors, the Board of Directors has determined that its selection of the independent auditors for the Company should be submitted to the Company's stockholders for ratification on an annual basis. The Board of Directors, upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending October 31, 1997, subject to ratification by the Company's stockholders. Ernst & Young LLP conducted the audit of the Company's financial statements for the fiscal year ended October 31, 1996. If the appointment is not ratified, the Board of Directors will appoint another firm as the Company's independent auditors for the fiscal year ending October 31, 1997. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event the Board of Directors determines that the interests of the Company require such a change.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The  Board  of  Directors   recommends  that   stockholders  vote  FOR  the
ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 31, 1997.


                        VOTE REQUIRED TO APPROVE MATTERS

     A quorum for the meeting requires the presence in person or by proxy of the holders of a majority of the outstanding common stock of the Company entitled to vote at the meeting.

     Assuming the presence of a quorum, the affirmative vote of a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of Directors is required for the election of Directors. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on such ratification.

     Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting. Proxies marked with abstentions as to any proposal, and abstentions on any proposal by stockholders present at the meeting, will be treated as present and entitled to vote for purposes of determining the existence of a quorum and will have the practical effect of a negative vote as to that proposal. Brokers that do not receive instructions are entitled to vote on the election of Directors. The New York Stock Exchange (the "NYSE") determines whether brokers that do not receive instructions would be entitled to vote on the other proposals contained in this proxy statement. In the event of a broker non-vote (i.e., a proxy from brokers marked to indicate that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to the vote on a particular matter with respect to which the brokers or nominees do not have discretionary power to vote) with respect to any issue, the proxy will be counted as present for purposes of determining the existence of a quorum but will not be deemed as present and entitled to vote as to that issue for purposes of determining the total number of shares of which a majority is required for adoption.

                          STOCKHOLDER PROPOSAL FOR THE
                       1998 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's executive offices at 8830 Biggs Ford Road, Walkersville, Maryland 21793 by October 14, 1997 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this Proxy Statement, the Company knows of no business other than that described herein that will be presented for consideration at the meeting. If, however, any other business shall come properly before the meeting, the proxy holders intend to vote the proxies in accordance with their best judgment.

                                            By: Order of the Board of Directors



                                                 F. DUDLEY STAPLES, JR.
                                                       Secretary



February 12, 1997